Summary of Modifications to Truman Hunt’s Employment Letter

On May 12, 2008, our Compensation Committee approved the following changes to the compensation of Truman Hunt, the Chief Executive Officer of the Company, as reflected in Mr. Hunt’s Employment Letter. Mr. Hunt’s base salary was increased to $750,000 per year. The dividend equivalent being paid to Mr. Hunt on a hypothetical 250,000 shares (approximately $105,000 in 2007) was terminated in connection with the increase in salary. Mr. Hunt’s semi-annual option grant was increased to 50,000 options for 2008, and to 92,500 for future years (exclusive of any special or one-time equity awards). Mr. Hunt’s target bonus percentage was previously increased to 100 percent in September 2005.